EXHIBIT 16.01
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Gentlemen:
We have read Item 4.01(a) of Form 8-K dated June 29, 2007, of Unica Corporation and are in agreement with the statements contained in paragraphs 2-7 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 29, 2007